Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Second Quarter Ended March 31, 2024

McLean, VA, May 1, 2024: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2024. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2024	December 31, 2023	Change	% Change
Total investment income	$23,997	$23,221	$776	3.3%
Total expenses, net of credits	(13,220)	(11,287)	(1,933)	17.1

Net investment income	10,777	11,934	(1,157)	(9.7)
Net investment income per common share	0.25	0.27	(0.02)	(7.4)
Cash distribution per common share	0.2475	0.2475	(0.00)	(0.0)
Net realized gain (loss)	2,168	262	1,906	727.5
Net unrealized appreciation (depreciation)	10,695	7,805	2,890	37.0
Net increase (decrease) in net assets resulting from operations	23,632	20,001	3,631	18.2
Weighted average yield on interest-bearing investments	14.0%	13.9%	0.1%	0.7
Total invested	$44,735	$57,998	$(13,263)	(22.9)
Total repayments and net proceeds	15,146	22,066	(6,920)	(31.4)

As of:	March 31, 2024	December 31, 2023	Change	% Change
Total investments, at fair value	$791,588	$749,985	$41,603	5.5%
Fair value, as a percent of cost	100.1%	98.7%	1.4%	1.4
Net asset value per common share	$9.90	$9.61	$0.29	3.0

Second Fiscal Quarter 2024 Highlights:

•	Portfolio Activity: Invested $15.0 million in one new portfolio company and $29.7 million in existing portfolio companies.

•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost, while the weighted average yield on debt investments was consistent at 14.0%.

•	Credit Facility Availability: Increased the committed facility amount by $10.0 million to $243.7 million and ended the quarter with availability in excess of $100 million.

Second Fiscal Quarter 2024 Results:

Total investment income increased by $0.8 million, or 3.3%, for the quarter ended March 31, 2024, compared to the prior quarter ended December 31, 2023, driven by a $0.7 million increase in interest income. The increase in interest income was driven by a 3.5% increase in the weighted average principal balance of our interest-bearing investments from $657.6 million during the quarter ended December 31, 2023 to $680.4 million during the quarter ended March 31, 2024.

Total expenses increased by $1.9 million, or 17.1%, quarter over quarter primarily due to a $1.4 million increase in the net base management fee, driven mainly by a decrease in portfolio company fee credits from new deal originations quarter over quarter.

Net investment income for the quarter ended March 31, 2024 was $10.8 million, or $0.25 per share.

The net increase in net assets resulting from operations was $23.6 million, or $0.54 per share, for the quarter ended March 31, 2024, compared to $20.0 million, or $0.46 per share, for the quarter ended December 31, 2023. The current quarter increase was primarily driven by $10.7 million of net unrealized appreciation recognized during the quarter.

Subsequent Events: Subsequent to March 31, 2024, the following significant events occurred:

•

Portfolio Activity: In April 2024, we invested $7.3 million in Total Access Elevator, LLC (“Total Access”) through secured first lien debt and equity. We also extended Total Access a $3.0 million line of credit commitment and a $2.5 million delayed draw term loan commitment, both of which were unfunded at close.

•

Portfolio Activity: In April 2024, our debt investment in Giving Home Healthcare, LLC (“Giving Home”) paid off at par for net cash proceeds of $29.7 million including a $0.9 million prepayment penalty. We also received a $2.5 million distribution related to our warrant position in Giving Home.

•	Portfolio Activity: In May 2024, our debt investment in Gray Matter Systems, LLC paid off at par for net cash proceeds of $14.0 million including a $0.2 million prepayment penalty.

•

Reverse Stock Split: On April 4, 2024, we completed a 1-for-2 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock, par value $0.001 per share (“Common Stock”), by the filing of Articles of Amendment with the State Department of Assessments and Taxation of Maryland pursuant to the Maryland General Corporation Law. The Reverse Stock Split became effective at 4:05 p.m. Eastern Time on April 4, 2024. The Reverse Stock Split was effective for purposes of trading as of the opening of business on the Nasdaq Global Select Market on April 5, 2024. As a result of the Reverse Stock Split, every two shares of Common Stock issued and outstanding were automatically combined into one new share of Common Stock. Additionally, following the Reverse Stock Split, our NAV per share approximately doubled to $19.80 per share.

•	Distributions and Dividends Declared: In April 2024, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
April 19, 2024	April 30, 2024	$0.165
May 17, 2024	May 31, 2024	0.165
June 19, 2024	June 28, 2024	0.165

	Total for the Quarter	$0.495

Record Date	Payment Date	Distribution per Series A Preferred Stock
April 22, 2024	May 3, 2024	$0.130208
May 23, 2024	June 5, 2024	0.130208
June 25, 2024	July 5, 2024	0.130208

	Total for the Quarter	$0.390624

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 2, 2024, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 9, 2024. To hear the replay, please dial (877) 660-6853 and use playback conference number 13744826. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2024, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.